EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.

CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FTI Consulting, Inc. Investors: Eric Boyriven / Alexandra Tramont (212) 850-5600

Linden Alschuler & Kaplan, Inc. Media: Lisa Linden / Mollie Fullington 212-575-4545 / 917-346-6123

EMCOR GROUP, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS

- Revenues of $1.52 billion for Fourth Quarter; Organic Growth of 7.3% -
- Fourth Quarter GAAP Diluted EPS from Continuing Operations of $0.53;
Non-GAAP Diluted EPS from Continuing Operations of $0.57 -
- Backlog of $3.33 billion -

NORWALK, CONNECTICUT, February 23, 2012 – EMCOR Group, Inc. (NYSE: EME) today reported results for the fourth quarter ended December 31, 2011.

As previously announced, the Company completed the sale of its Canadian subsidiary, Comstock Canada, in August 2011.  Accordingly, Comstock’s results for the 2011 fourth quarter and all prior periods have been classified as discontinued operations.

For the fourth quarter of 2011, net income from continuing operations attributable to EMCOR was $36.3 million, or $0.53 per diluted share. Excluding a pre-tax, non-cash impairment charge of $3.8 million, or $0.03 per diluted share after-tax, related to the change in value of certain customer relationships and trade names within the Company’s U.S. facilities services segment, non-GAAP net income from continuing operations for the fourth quarter of 2011 was $38.6 million, or $0.57 per diluted share. Net income from continuing operations for the fourth quarter of 2010 was $41.7 million, or $0.61 per diluted share.

Revenues increased 16.7% to $1.52 billion in the fourth quarter of 2011, compared to revenues of $1.30 billion in the year ago period.  Organic revenue growth in the quarter was 7.3%.

Including the above-mentioned non-cash impairment charge, operating income for the fourth quarter of 2011 was $62.4 million, or 4.1% of revenues. Excluding the non-cash impairment charge, the Company’s non-GAAP operating income for the fourth quarter of 2011 was $66.2 million, or 4.4% of revenues. For the fourth quarter of 2010, the Company reported operating income of $70.8 million, or 5.4% of revenues, which included strong profitability within the Company’s U.S. mechanical construction and facilities services segment as a result of work obtained during the pre-recessionary period and the favorable settlement of an outstanding claim on a project. The Company recorded restructuring expenses of $0.1 million in the 2011 fourth quarter and $1.5 million in the 2010 fourth quarter.

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EMCOR Reports Fourth Quarter Results	Page 2

Please see the attached tables for a reconciliation of non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP diluted earnings (loss) per share to the comparable GAAP figures.

Selling, general and administrative expenses (“SG&A”) were $148.0 million, or 9.7% of revenues, in the fourth quarter of 2011, compared to $129.2 million, or 9.9% of revenues, in the 2010 fourth quarter.

Net income for the fourth quarter of 2011 of $36.7 million included $0.3 million of income from discontinued operation.  For the fourth quarter of 2010, the Company reported net income of $40.0 million, which includes a loss of $1.7 million from discontinued operation.

Excluding Comstock Canada’s backlog from the current quarter and prior periods, the Company’s backlog as of December 31, 2011 was $3.33 billion, an increase of 7.1% over backlog of $3.11 billion a year ago.  This increase reflects growth in the commercial, institutional and industrial sectors, which offset the declines in the healthcare, hospitality/gaming, water/wastewater and transportation sectors.  Commercial backlog almost doubled within the year to $980 million with organic growth contributing over $244 million or approximately 50% of the 2011 increase.  Commercial backlog represents 29.5% of total backlog versus 16.2% of total backlog in December of 2010.  On an organic basis, total backlog was down 6.2%, or $193 million, with all of the decrease coming in the fourth quarter.

Tony Guzzi, President and Chief Executive Officer of EMCOR Group, commented, “We are pleased with our results for the 2011 fourth quarter and full-year periods, which continued to reflect strong execution in a challenging market environment. During the quarter, we delivered solid organic growth, particularly in our facilities services segment, and profitability continued to meaningfully benefit from the successful completion of several large projects and continued strong performance from our companies that perform industrial work.  We remain steadfast in our commitment to cost control, as SG&A margins for both the three and twelve month periods declined relative to the year ago periods despite the increase in revenues.”

Mr. Guzzi continued, “Over the course of 2011, we undertook a number of actions that further strengthen and diversify our business. We increased our focus on our core operations with the sale of our Canadian business, and also took advantage of opportunities to build on our capabilities with the strategic acquisitions of Bahnson Holdings and USM Services Holdings.  USM significantly enhances our ability to service multi-site customers and has contributed to push the facilities services segment revenues in 2011 to over $2 billion.  While the unusually temperate winter combined with normal integration challenges affected USM’s results, our experience affirms our longer-term view of the market opportunities this acquisition brings to EMCOR.  This has been evidenced by sales successes we have achieved that would not have been possible without the combined efforts of USM and EMCOR.  Furthermore, we expect to fully realize the $5-$6 million in cost synergies originally anticipated as a result of the acquisition.

In addition to our efforts to enhance our strategic position, we also utilized our strong cash flows to return value directly to shareholders through the initiation of the first dividend and major share repurchase programs in the Company’s history.”

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EMCOR Reports Fourth Quarter Results	Page 3

Mr. Guzzi concluded, “While I am very pleased with our results, our execution and the steps we have taken to enhance our growth prospects for the long-term, we continue to operate in the trough of the economic cycle and a sustained upturn remains difficult to predict.  Our backlog is solid with an improving mix of attractive commercial and industrial work; however backlog is now entirely composed of projects won during these challenging economic times with margins representative of the competitive pressures from the recession.  Against this backdrop, our focus will be on strong project execution and the successful integration of USM into our business.  EMCOR remains a late cycle company; however we are better positioned from a market sector diversity, cost structure and balance sheet perspective than at any time in our history and both top and bottom line performance will be enhanced substantially by the eventual up cycle in our markets.”

For the 2011 full-year period, net income from continuing operations attributable to EMCOR was $121.7 million, or $1.78 per diluted share. Income from continuing operations included the above-mentioned impairment charge as well as pre-tax transaction expenses related to the acquisition of USM of $4.7 million, or $0.06 per diluted share after-tax.  For the 2010 full-year period, the Company reported a net loss from continuing operations attributable to EMCOR of $85.8 million, or $(1.30) per diluted share. The 2010 net loss included a pre-tax non-cash impairment charge in the 2010 second and third quarters totaling $246.1 million, or $3.25 per diluted share after-tax, as well as a pre-tax gain of $7.9 million, or $0.12 per diluted share after-tax, in the 2010 second quarter from a gain on the sale of the Company’s equity interest in its Middle East Venture.

Excluding 2011’s USM acquisition transaction costs, as well as all of the 2011 and 2010 non-cash impairment charges and the gain on the Middle East sale, non-GAAP net income from continuing operations for the 2011 full-year period was $127.8 million, or $1.87 per diluted share, compared to $124.6 million, or $1.83 per diluted share, for the 2010 full-year period.

Revenues for the 2011 full-year period increased 15.7% to $5.61 billion, compared to $4.85 billion for the 2010 full-year period.  Organic revenue growth for the 2011 full-year period was 7.3%.

Operating income in the 2011 full-year period was $210.8 million, or 3.8% of revenues, compared to an operating loss of $26.5 million, or (0.5%) of revenues, a year ago.  Operating income for the 2011 full-year period included the USM transaction expenses of $4.7 million and the pre-tax non-cash impairment charge of $3.8 million, each discussed above.  Excluding those items, the Company’s non-GAAP operating income for the 2011 full-year period was $219.3 million, or 3.9% of revenues.  For the 2010 full-year period, the Company reported an operating loss of $26.5 million.  Excluding the $246.1 million pre-tax non-cash impairment charge discussed above, the Company’s non-GAAP operating income for 2010 was $219.6 million, or 4.5% of revenues.  The Company recorded restructuring expenses of $1.2 million in the 2011 full-year period and $1.8 million in the 2010 full-year period.

For the 2011 full-year period, SG&A totaled $518.1 million, or 9.2% of revenues, including the $4.7 million in transaction expenses discussed above.  SG&A for the 2010 full-year period was $472.1 million, or 9.7% of revenues.

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EMCOR Reports Fourth Quarter Results	Page 4

Net income for the 2011 full-year period was $130.8 million and included $9.1 million of income from discontinued operation.  For the 2010 full-year period, the Company reported a net loss of $86.7 million, which included the above-mentioned non-cash impairment charge and a loss of $0.8 million from discontinued operation.

The Company noted that, based on the current size and mix of its contract backlog and assuming the continuation of current market conditions, it expects to generate revenues in 2012 of approximately $6.0 billion, and diluted earnings per share of $1.65 to $1.95.

Please see the attached tables for a reconciliation of non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP diluted earnings (loss) per share to the comparable GAAP figures.

EMCOR Group, Inc. is a Fortune 500® leader in mechanical and electrical construction services, energy infrastructure and facilities services.  This press release and other press releases may be viewed at the Company’s Web site at www.emcorgroup.com.

EMCOR Group’s fourth quarter conference call will be available live via internet broadcast today, Thursday, February 23, at 10:30 AM Eastern Savings Time.  You can access the live call through the Home Page of the Company’s Web site at www.emcorgroup.com.

This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995.  Any such comments are based upon information available to EMCOR management and its perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements.  These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, backlog mix, projects with varying profit margins, and selling, general and administrative expenses.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Accordingly these statements are no guarantee of future performance.  Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR’s services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business.  Certain of the risks and factors associated with EMCOR’s business are also discussed in the Company’s 2010 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission.  All these risks and factors should be taken into account in evaluating any forward-looking statements.

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EMCOR GROUP, INC.
FINANCIAL HIGHLIGHTS
(In thousands, except share and per share information) (Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2010	2011	2010

Revenues	$1,517,962	$1,300,735	$5,613,459	$4,851,953
Cost of sales	1,303,645	1,099,259	4,879,510	4,158,430
Gross profit	214,317	201,476	733,949	693,523
Selling, general and administrative expenses	147,957	129,201	518,121	472,135
Restructuring expenses	141	1,489	1,240	1,835
Impairment loss on goodwill and identifiable intangible assets	3,795	--	3,795	246,081
Operating income (loss)	62,424	70,786	210,793	(26,528)
Interest expense, net	2,510	2,195	9,441	9,496
Gain on sale of equity investment	--	--	--	7,900
Income (loss) from continuing operations before income taxes	59,914	68,591	201,352	(28,124)
Income tax provision	22,765	25,999	76,764	53,711
Income (loss) from continuing operations	37,149	42,592	124,588	(81,835)
Income (loss) from discontinued operation, net of income taxes	341	(1,685)	9,083	(849)
Net income (loss) including noncontrolling interests	37,490	40,907	133,671	(82,684)
Less: Net income attributable to noncontrolling interests	825	931	2,845	4,007

Net income (loss) attributable to EMCOR Group, Inc.	$36,665	$39,976	$130,826	$(86,691)

Basic earnings (loss) per common share – continuing operations:	$0.54	$0.63	$1.82	$(1.30)
Basic earnings (loss) per common share – discontinued operation:	$0.01	$(0.03)	$0.14	$(0.01)

Diluted earnings (loss) per common share – continuing operations:	$0.53	$0.61	$1.78	$(1.30)
Diluted earnings (loss) per common share – discontinued operation:	$0.01	$(0.02)	$0.13	$(0.01)

Dividends declared per common share	$--	$--	$0.05	$--

Weighted average shares of common stock outstanding: Basic Diluted	66,504,802 67,911,536	66,539,526 68,274,983	66,780,093 68,375,502	66,393,782 66,393,782

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited) December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$511,322	$710,836
Accounts receivable, net	1,187,832	1,090,927
Costs and estimated earnings in excess of billings on uncompleted contracts	114,836	88,253
Inventories	44,914	32,778
Prepaid expenses and other	77,749	57,373
Total current assets	1,936,653	1,980,167

Investments, notes and other long-term receivables	5,618	6,211
Property, plant & equipment, net	101,663	88,615
Goodwill	566,805	406,804
Identifiable intangible assets, net	370,373	245,089
Other assets	32,964	28,656
Total assets	$3,014,076	$2,755,542

LIABILITIES AND EQUITY
Current liabilities:
Borrowings under revolving credit facility	$--	$--
Current maturities of long-term debt and capital lease obligations	1,522	489
Accounts payable	477,801	416,715
Billings in excess of costs and estimated earnings on uncompleted contracts	441,695	456,690
Accrued payroll and benefits	204,785	192,407
Other accrued expenses and liabilities	205,110	166,398
Total current liabilities	1,330,913	1,232,699

Borrowings under revolving credit facility	150,000	150,000
Long-term debt and capital lease obligations	3,335	1,184
Other long-term obligations	284,697	208,814
Total liabilities	1,768,945	1,592,697

Equity:
Total EMCOR Group, Inc. stockholders’ equity	1,234,734	1,152,943
Noncontrolling interests	10,397	9,902
Total equity	1,245,131	1,162,845
Total liabilities and equity	$3,014,076	$2,755,542

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Twelve Months Ended December 31, 2011 and 2010
(In thousands) (Unaudited)

	2011	2010
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$133,671	$(82,684)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	27,426	25,498
Amortization of identifiable intangible assets	26,350	16,417
Provision for (recovery of) doubtful accounts	2,238	(5,126)
Deferred income taxes	8,826	(15,390)
Gain on sale of discontinued operation, net of income taxes	(9,127)	--
Gain on sale of equity investments	--	(12,409)
Loss on sale of property, plant and equipment	592	127
Excess tax benefits from share-based compensation	(3,619)	(1,474)
Equity income from unconsolidated entities	(1,301)	(843)
Non-cash expense for amortization of debt issuance costs	2,438	2,703
Non-cash income from contingent consideration arrangements	(2,772)	(394)
Non-cash expense for impairment of goodwill and identifiable intangible assets	3,795	246,081
Non-cash compensation expense	5,447	5,742
Supplemental defined benefit plan contribution	--	(25,916)
Distributions from unconsolidated entities	606	958
Changes in operating assets and liabilities	(45,145)	(83,763)
Net cash provided by operating activities	149,425	69,527

Cash flows from investing activities:
Payments for acquisitions of businesses, net of cash acquired, and related earn-out agreements	(301,306)	(39,902)
Proceeds from sale of discontinued operation, net of cash sold	26,627	--
Proceeds from sale of equity investments	--	25,570
Proceeds from sale of property, plant and equipment	1,409	1,032
Purchase of property, plant and equipment	(29,581)	(19,359)
Purchases of short-term investments with original maturities greater than 90 days	(17,639)	--
Investment in and advances to unconsolidated entities and joint ventures	(28)	(65)
Net cash used in investing activities	(320,518)	(32,724)

Cash flows from financing activities:
Proceeds from revolving credit facility	--	153,000
Repayments of revolving credit facility	--	(3,000)
Repayments of long-term debt and debt issuance costs	(4,147)	(200,828)
Repayments of capital lease obligations	(1,095)	(430)
Dividends paid to stockholders	(3,336)	--
Repurchase of common stock	(27,523)	--
Proceeds from exercise of stock options	5,608	2,818
Shares tendered to satisfy minimum tax withholding	(1,256)	(875)
Issuance of common stock under employee stock purchase plan	2,310	2,305
Payment for contingent consideration arrangement	(1,118)	--
Distributions to noncontrolling interests	(2,350)	(2,500)
Excess tax benefits from share-based compensation	3,619	1,474
Net cash used in financing activities	(29,288)	(48,036)
Effect of exchange rate changes on cash and cash equivalents	867	(4,906)
Decrease in cash and cash equivalents	(199,514)	(16,139)
Cash and cash equivalents at beginning of year	710,836	726,975
Cash and cash equivalents at end of period	$511,322	$710,836

EMCOR GROUP, INC.
REPORTABLE SEGMENT INFORMATION
 (In thousands) (Unaudited)

	For the three months ended December 31,
	2011	2010

Revenues from unrelated entities:

United States electrical construction and facilities services	$289,689	$310,716
United States mechanical construction and facilities services	496,543	437,167
United States facilities services	587,709	425,029
Total United States operations	1,373,941	1,172,912
United Kingdom construction and facilities services	144,021	127,823
Other international construction and facilities services	--	--
Total worldwide operations	$1,517,962	$1,300,735

	For the twelve months ended December 31,
	2011	2010

Revenues from unrelated entities:

United States electrical construction and facilities services	$1,155,079	$1,158,852
United States mechanical construction and facilities services	1,904,535	1,708,404
United States facilities services	2,024,879	1,522,332
Total United States operations	5,084,493	4,389,588
United Kingdom construction and facilities services	528,966	462,365
Other international construction and facilities services	--	--
Total worldwide operations	$5,613,459	$4,851,953

EMCOR GROUP, INC.
REPORTABLE SEGMENT INFORMATION
 (In thousands) (Unaudited)
	For the three months ended December 31,
	2011	2010

Operating income (loss):

United States electrical construction and facilities services	$26,618	$18,613
United States mechanical construction and facilities services	37,471	54,522
United States facilities services	20,828	12,988
Total United States operations	84,917	86,123
United Kingdom construction and facilities services	1,075	4,534
Other international construction and facilities services	--	--
Corporate administration	(19,632)	(18,382)
Restructuring expenses	(141)	(1,489)
Impairment loss on goodwill and identifiable intangible assets	(3,795)	--
Total worldwide operations	62,424	70,786

Other corporate items:
Interest expense	(2,887)	(2,836)
Interest income	377	641
Gain on sale of equity investment	--	--
Income from continuing operations before income taxes	$59,914	$68,591

	For the twelve months ended December 31,
	2011	2010
Operating income (loss):

United States electrical construction and facilities services	$84,601	$70,457
United States mechanical construction and facilities services	116,984	131,318
United States facilities services	68,142	59,981
Total United States operations	269,727	261,756
United Kingdom construction and facilities services	9,225	15,654
Other international construction and facilities services	--	(99)
Corporate administration	(63,124)	(55,923)
Restructuring expenses	(1,240)	(1,835)
Impairment loss on goodwill and identifiable intangible assets	(3,795)	(246,081)
Total worldwide operations	210,793	(26,528)

Other corporate items:
Interest expense	(11,261)	(12,153)
Interest income	1,820	2,657
Gain on sale of equity investment	--	7,900
Income (loss) from continuing operations before income taxes	$201,352	$(28,124)

EMCOR GROUP, INC.
RECONCILIATION OF 2011 AND 2010 OPERATING INCOME (LOSS)
(In thousands) (Unaudited)

In our press release, we provide actual 2011 and 2010 fourth quarter and year-to-date December 31, 2011 and 2010 operating income (loss).  The following table provides a reconciliation between 2011 and 2010 operating income (loss) based on non-GAAP measures to the most direct comparable GAAP measures.

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2010	2011	2010

GAAP Operating income (loss)	$62,424	$70,786	$210,793	$(26,528)

Impairment loss on goodwill and identifiable intangible assets	3,795	--	3,795	246,081

Pre-tax transaction expenses related to the acquisition of USM Holdings, Inc.	21	--	4,663	--

Non-GAAP operating income, excluding impairment loss on goodwill and identifiable intangible assets and pre-tax USM transaction expenses	$66,240	$70,786	$219,251	$219,553

EMCOR GROUP, INC.
RECONCILIATION OF 2011 AND 2010 NET INCOME (LOSS)
(In thousands) (Unaudited)

In our press release, we provide actual 2011 and 2010 fourth quarter and year-to-date December 31, 2011 and 2010 net income (loss) from continuing operations attributable to EMCOR Group, Inc.  The following table provides a reconciliation between 2011 net income (loss) attributable to EMCOR Group, Inc. based on non-GAAP measures to the most direct comparable GAAP measures.

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2010	2011	2010

GAAP net income (loss) from continuing operations attributable to EMCOR Group, Inc. (1)	$36,324	$41,661	$121,743	$(85,842)

Impairment loss on goodwill and identifiable intangible assets (2)	2,277	--	2,277	218,308

Qtr. 2 gain on sale of equity investment (3)	--	--	--	(7,900)

Transaction expenses related to the acquisition of USM Holdings, Inc. (4)	21	--	3,785	--

Non-GAAP net income from continuing operations attributable to EMCOR Group, Inc., excluding impairment loss on goodwill and identifiable intangible assets, gain on sale of equity investment and USM transaction expenses	$38,622	$41,661	$127,805	$124,566

(1)	Amount is income (loss) from continuing operations less net income attributable to noncontrolling interest
(2)	Amount is net of tax effect of $1.5 million in the quarter and year-to-date periods for 2011 and $27.8 million in the year-to-date period for 2010
(3)	Amount is net of tax effect which is zero due to the release of a valuation allowance related to capital loss carryforwards
(4)	Amount is net of tax effect of $0.0 million in the quarter and $0.9 million in the twelve-month period

EMCOR GROUP, INC.
RECONCILIATION OF THREE AND TWELVE MONTH 2011 AND 2010 DILUTED
EARNINGS (LOSS) PER SHARE FIGURES
(Unaudited)

In our press release, we provide actual 2011 and 2010 fourth quarter and year-to-date December 31, 2011 and 2010 diluted earnings (loss) per share from continuing operations.  The following table provides a reconciliation between 2011 and 2010 EPS based on non-GAAP measures to the most direct comparable GAAP measures.

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2010	2011	2010

GAAP Diluted earnings (loss) per common share from continuing operations	$0.53	$0.61	$1.78	$(1.30)

Impairment loss on goodwill and identifiable intangible assets (1)	0.03	--	0.03	3.25

Qtr. 2 gain on sale of equity investment (2)	--	--	--	(0.12)

Transaction expenses related to the acquisition of USM Holdings, Inc. (3)	0.00	--	0.06	--

Non-GAAP diluted earnings per common share from continuing operations, excluding impairment loss on goodwill and identifiable intangible assets, gain on sale of equity investment and USM transaction expenses	$0.57	$0.61	$1.87	$1.83

(1)	Amount is net of tax effect of $1.5 million in the quarter and year-to-date periods for 2011, and $27.8 million in the year-to-date period for 2010
(2)	Amount is net of tax effect which is zero due to the release of a valuation allowance related to capital loss carryforwards
(3)	Amount is net of tax effect of $0.0 million in the quarter and $0.9 million in the year-to-date period